UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Aptiv PLC

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Aptiv is providing the following supplemental information regarding the Compensation Discussion and Analysis provided in the Company’s proxy materials for the 2023 Annual General Meeting of Shareholders to be held on April 26, 2023. In light of the rationale described in our proxy statement, and the additional information set forth in this supplement, Aptiv reiterates its recommendation to vote FOR approval of the compensation of Aptiv’s named executive officers (“NEOs”).

Background and Philosophy

The Compensation and Human Resources Committee of the Board of Directors (the “Compensation Committee”) carefully deliberated and after considering and weighing all of the facts, exercised its judgment and made its decisions regarding 2022 executive compensation that it believed were in the best interests of Aptiv and its shareholders. As discussed in more detail below, Aptiv is in the midst of a transformation. The Compensation Committee has complete confidence in management’s ability to achieve its transformative strategy, as the senior members of the team have successfully executed an equally robust transformation previously. The Compensation Committee knows, however, that Aptiv can only be successful if we both retain the existing executive team and attract and incentivize new executive leadership and technical talent; and that is what the 2022 compensation program was intended to do.

The transition to the fully-electrified software-defined vehicle represents the next major opportunity for profitable growth for the mobility industry and has resulted in significant competition for attracting and retaining software development, artificial intelligence and machine learning, and systems engineering talent. In order to successfully transform our business to capitalize on the opportunity, and thereby increase shareholder value, we must ensure we have the right talent capable of rapidly driving the changes necessary to position Aptiv as the only full-systems solution provider for the electrified, software-defined vehicle.

Balancing pay-for-performance with shareholder alignment is a hallmark of our executive compensation program. Our leadership team relentlessly focuses on the key short- and long-term metrics that are critical to executing our business strategy, creating a more sustainable business, and driving shareholder value.

CEO Compensation Is Predominantly At-Risk and Performance-Based

The Compensation Committee approved the CEO target compensation in January 2022, considering individual performance and the Company’s strong operational and financial performance, as well as the shareholder returns achieved in the prior year. The Compensation Committee increased the CEO’s 2022 long-term incentive opportunity by $1 million to maintain competitiveness of our executive compensation program and to foster closer alignment with the interests of our shareholders. The CEO’s base salary and the target annual incentive opportunity for 2022 were not increased.

Consistent with the Company’s pay for performance mindset, 91% of the CEO’s 2022 total target annual compensation (and 82% of other NEOs’) was at risk and 60% of the equity incentives were delivered in the form of performance-based RSUs with vesting tied to our performance against Average Return on Net Assets, Cumulative Net Income and Relative TSR targets.

2022 Annual Incentive Plan Payouts Aligned with Shareholders

We consistently set performance targets that are rigorous and aligned with the priorities of our transformation strategy. In January 2022, the Compensation Committee established performance goals for the annual incentive plan that reflected our focus on increased performance over prior year actual outcomes and sustained above-market revenue growth in the performance period.

As previously reported, Aptiv delivered numerous business achievements in 2022, including record new business bookings, strong revenue growth and profitability, despite the adverse impacts of unplanned external macroeconomic and geopolitical events, the completion of two transformational acquisitions and the overall achievement of ESG targets. Accordingly, the Compensation Committee determined that it was reasonable and appropriate to make select adjustments allowed under the Annual Incentive Plan to account for the impacts of extraordinary factors that the Compensation Committee was certain were outside of management’s control. The Compensation Committee determined that this approach would more accurately recognize management’s actual performance achievements for the year, and accordingly, allow Aptiv to retain and appropriately incentivize its executives.

Specifically, the Compensation Committee approved one-time adjustments to account for the following events, which were outside the control of management and occurred after the 2022 targets had been established:

•	the impacts of COVID-19 related lockdowns in China that resulted in extensive plant closures and production interruptions during the second and fourth quarters of 2022;

•

the impacts related to the war in Ukraine, including the loss of four Ukrainian manufacturing facilities and the costs associated with relocating production to facilities outside of the war zone, as well as Aptiv’s exit from its majority-owned Russian joint venture operations to ensure compliance with international sanctions; and

•

the impacts associated with supply chain disruptions that required significant incremental investment in critical inventory items, principally semiconductor chips and certain other electronic components that are used extensively throughout Aptiv’s product portfolio, that were necessary to mitigate the disruption to Aptiv’s manufacturing operations and allow Aptiv to continue to consistently supply our global customers, thereby enhancing ongoing customer goodwill.

Based on these adjustments, the calculated payout score for our annual incentive plan increased from 76% to 112% of target. To foster alignment between our annual incentive program and stock performance in 2022, the Compensation Committee determined to cap the Annual Incentive Plan payout at 100% of target. In addition, while significant progress was made on the ESG strategic priorities that were the focus of the strategic results modifier (“SRM”), the Compensation Committee accepted the CEO’s recommendation not to make any positive adjustments based on SRM performance, in light of the adjustments discussed above.

A new table below provides an overview of the 2022 performance goals and adjusted results prior to the 100% cap imposed by the Compensation Committee.

Performance Metric	Weight	Threshold Performance	Target Performance	Maximum Performance	Calculated Performance*	Calculated Achievement (% of Target)	Adjusted Performance	Adjusted Achievement (% of Target)
Adjusted Net Income	50%	$689M	$886M	$1,082M	$944M	112%	$1,013M	144%
Cash Flow Before Financing (CFBF)	30%	$760M	$977M	$1,194M	$478M	0%	$814M	60%
Growth Over Market (GOM)	20%	—	6%	—	11%	100%	11%	112%

Total Weighted Payout						76%		112%

*

For purposes of the Adjusted Net Income calculated results under the Annual Incentive Plan, the results shown in Appendix A of our proxy statement were adjusted to neutralize the impact of the Q1 2022 reporting change to remove amortization from Adjusted Net Income and to remove the impact of M&A activity not included in the original target. For purposes of the Cash Flow Before Financing calculated results under the Annual Incentive Plan, the results shown in Appendix A of our proxy statement were adjusted to remove the impact of M&A activity not included in the original target.

As in 2022, the annual incentive payouts over the preceding three years reflected the rigor of Aptiv’s compensation program and alignment with the interests of our shareholders. The respective annual incentive payouts and TSR in those years were: a payout of 34% of target in 2021 (200% TSR), a payout of 65% of target in 2020 (198% TSR) and a payout of 92% of target in 2019 (200% TSR).

2022 New Hire Grants Reflect Evolving Growth Strategy and Talent Needs

To enable our transformation, we have deliberately prioritized building the leadership and technology skills within Aptiv, which are fundamental to our ability to achieve our long-term strategy. One of the areas of highest focus has been on strengthening our software development, artificial intelligence and machine learning and systems engineering expertise to enable the acceleration of the deployment of our Smart Vehicle Architecture and the development of other future full-systems solutions.

In 2022, we completed the strategic acquisition of Wind River, a global leader in delivering software for the intelligent edge, and recruited several employees from technology companies, including Sophia Velastegui and Benjamin Lyon — two highly experienced executives with long track records of success between them at Microsoft, Google, Apple, and Astra Space, among other companies, who have the technology expertise critical to the achievement of our strategic goals.

The one-time sign-on awards for Benjamin Lyon, who was appointed as Aptiv’s new Senior Vice President, Chief Technology Officer in December 2022, and Sophia Velastegui, who was appointed as Aptiv’s new Senior Vice President, Chief Product Officer in February 2022, were necessary to successfully recruit these proven technology executives to and ultimately retain them at Aptiv. These hires also reflect the fact that we are now recruiting from and competing with companies outside of our traditional industry, including technology companies, for talent.

More specifically, the one-time sign-on compensation packages were designed to keep Mr. Lyon and Ms. Velastegui whole and reflected the cash and equity incentive compensation Mr. Lyon and Ms. Velastegui were forfeiting at their prior employers in order to join Aptiv.

Recommendation to Vote FOR Approval of the Compensation of Aptiv’s NEOs

As discussed above, the Compensation Committee carefully considered the 2022 executive compensation and determined that it was rooted in our pay for performance philosophy and served the long-term interests of our shareholders. Therefore, we respectfully urge you to vote FOR approval of the compensation of Aptiv’s NEOs.

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